                             METLIFE TARGET MATURITY

               ISSUED BY METLIFE INSURANCE COMPANY OF CONNECTICUT

       SUPPLEMENT DATED MARCH 12, 2010 TO THE PROSPECTUS DATED MAY 1, 2009

This supplement updates certain information in the MetLife Target Maturity prospectus dated May, 1, 2009 and should be read in conjunction with the prospectus. It should be read in its entirety and kept together with your prospectus for future reference. You can obtain a copy of the May 1, 2009 prospectus by writing to MetLife Insurance Company of Connecticut, 1300 Hall Boulevard, Bloomfield, Connecticut 06002-2910.

Certain terms used in this supplement have special meanings. If a term is not defined in this supplement, it has the meaning given to it in the prospectus.

1. The following information replaces the definition of "Separate Account" on page 4:

Separate Account MGA -- This separate account is MetLife of CT Separate Account MGA.

Separate Account MGA II -- This separate account is MetLife of CT Separate Account MGA II.

2. The following information replaces the section entitled "SEPARATE ACCOUNT" on page 16:

SEPARATE ACCOUNT MGA

Purchase Payments made to this Contract are invested in Separate Account MGA. We have exclusive and absolute ownership and control of the assets of Separate Account MGA. It is a non-unitized Separate Account and, to the extent such assets are attributable to Your Purchase Payments, it is not chargeable with liabilities arising out of any other business that We may conduct. You do not share in the investment performance of assets allocated to Separate Account MGA. Income, gains and losses, whether or not realized, from assets allocated to Separate Account MGA shall be charged against Separate Account MGA without regard to Our other income, gains or losses. The obligations under this Contract are independent of the investment performance of Separate Account MGA and are Our obligations.

We will maintain assets with an aggregate market value at least equal to the greatest of:

     (i) an amount equal to the aggregate Cash Surrender Values of the Contracts funded by Separate Account MGA (as adjusted by the Market-Value Adjustment formula)

     (ii) an amount equal to the reserves of the Contracts funded by Separate Account MGA

     (iii) an amount of assets deemed by the qualified actuary to be sufficient to make good provision for the Contract liabilities.

If the aggregate market value of such assets in Separate Account MGA should fall below such amount, We will establish a liability payable to Separate Account MGA so that the aggregate market value for Separate Account MGA's assets is at least equal to such amount.

SEPARATE ACCOUNT MGA II

Please note that since December 7, 2007, no Purchase Payments that have been made to the Contract have been invested in Separate Account MGA II. Thus, the following information pertains to Contracts that had Purchase Payments invested in Separate Account MGA II prior to this date.

Purchase Payments made to this Contract are invested in Separate Account MGA II. We have exclusive and absolute ownership and control of the assets of Separate Account MGA II. It is a non-unitized Separate Account and is not chargeable with liabilities arising out of any other business that We may conduct. You do not share in the investment performance of assets allocated to Separate Account MGA
II. Income, gains and losses, whether or not realized, from assets allocated to Separate Account MGA II shall be charged against Separate Account MGA II without regard to Our other income, gains, or losses. The obligations under the Contract are independent of the investment performance of Separate Account MGA II and are Our obligations.

We will maintain in Separate Account MGA II assets with an aggregate market value at least equal to the greatest of:

     (i) an amount equal to the aggregate Cash Surrender Values of the Contracts funded by Separate Account MGA II (as adjusted by the Market-Value Adjustment formula)

     (ii) an amount equal to the reserves of the Contracts funded by Separate Account MGA II

     (iii) an amount of assets deemed by the qualified actuary to be sufficient to make good provision for the Contract liabilities.

If the aggregate market value of such assets should fall below such amount, We will transfer assets into Separate Account MGA II so that the market value for Separate Account MGA II's assets is at least equal to such amount.

3. Delete and replace the fourth sentence in the first paragraph in the section entitled "INVESTMENTS BY THE COMPANY" on page 16 with the following:

MetLife of CT Separate Account MGA is a non-unitized Separate Account and to the extent such assets are attributable to Your Purchase Payments amounts invested in MetLife of CT Separate Account MGA are not chargeable with liabilities arising out of any other business that the Company may conduct. MetLife of CT Separate Account MGA II is a non-unitized Separate Account and is not chargeable with liabilities arising out of any other business that the Company may conduct.

        THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE


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
1300 Hall Boulevard                             Telephone (800)599-9460
Bloomfield, CT 06002-2910                       Book 28
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